Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”), effective August 27, 2019, is made and entered into by and between DOLLAR GENERAL CORPORATION (the “Company”) and Jeffery C. Owen (“Employee”) and amends the Employment Agreement (“Agreement”) dated April 1, 2018, previously entered into by and between the Company and Employee in the following, and only, respects:

Paragraph 1 of the Agreement entitled “Employment” is amended to state: “Subject to the terms and conditions of this Agreement, the Company agrees to employ or to cause any wholly-owned subsidiary of the Company to employ (any such wholly-owned subsidiary caused by the Company to employ Employee being hereinafter referred to as the “Subsidiary”) Employee as Chief Operating Officer of the Company or the Subsidiary, as the case may be.”

Paragraph 5.a. of the Agreement entitled “Base Salary” is amended to state: “Subject to the terms and conditions set forth in this Agreement, the Company shall pay or shall cause the Subsidiary to pay to Employee, and Employee shall accept, an annual base salary (“Base Salary”) of no less than Eight Hundred Thousand Dollars ($800,000.00). The Base Salary shall be paid in accordance with the Company’s or the Subsidiary’s, as applicable, normal payroll practices (but no less frequently than monthly) and may be increased from time to time at the sole discretion of the Company.”

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute this Amendment to be effective as of August 27, 2019.

DOLLAR GENERAL CORPORATION

		By:	/s/ Kathleen Reardon
		Name:	Kathleen Reardon
		Title:	SVP, HR
Date:	8/27/19

“EMPLOYEE”

/s/ Jeffery C. Owen
Jeffery C. Owen

Date:	8/27/19

Witnessed By:	/s/ Julie L. Filson